Exhibit 10.10

Reference No.: P/S2254/00344/06
Date: 22 November 2006

Shenzhen Ritar Power Co., Ltd.
Building 9, Second Industrial Zone, Fuqiao, Qiaotou Village, Fuyong Town, Bao’an District, Shenzhen

To whom it may concern:
Supplement to Credit Facility Agreement: Shenzhen Ritar Power Co., Ltd. (“Borrower”)

We (Shenzhen Branch of DBS Bank (Hong Kong) Co., Ltd., hereinafter referred to as “Bank”) are pleased to inform your company that in accordance with the Letter of Credit Facilities and its Supplementary Arrangement (Ref. P/S2254/00005/06 and P/S2254/00193/06A) which were issued by us on 6 March 2006 and 29 May 2006 respectively and have been signed and accepted by your company (hereinafter collectively referred to as “Original Letter”), we hereby confirm that except for the following amendment and supplement, the terms and conditions of the Original Letter shall remain valid until further notice:

Supplements to the Original Letter:

(1)	The following clauses shall be added under item “Facilities” of the Original Letter:

4.	Negotiation of discrepancy documentary letter of credit (with recourse): USD 125,000 or other currency equivalent (exchanged at the rate determined by the Bank) (Non-Commitment Credit Limit)

Negotiation of the documentary letter of credit or draft (with recourse) which has been accepted by the Bank but with discrepancy. Notwithstanding anything stated in this Letter, the Bank is entitled to refuse to negotiate any documentary letter of credit or draft at the absolute discretion of the Bank.

Interest Rate

Standard draft interest rate as publicized by the Bank. Changeable at absolute discretion of the Bank.

5.	Fixed Term Loan: RMB 2,500.000 yuan (Non-Commitment Credit Limit)

Purpose: working capital

Payment of principal:

The term of the loan is 2 years. The principal shall be paid in 24 installments each month, with the amount of the each installment as determined by the Bank (the last installment shall be equivalent to the remaining balance of unpaid principal and interest).

Payment of Interest:

The interest is payable one month after the date of advance of the loan, and shall be paid at the same date for each following month. The abovementioned each month (including the first date but excluding the last date) shall be referred to as one interest period. The date of advance of the loan or the first date of each interest period shall be referred to as interest determination date. The interest rate for each interest period shall be 50% of the interest rate for the loans of similar nature publicized by People’s Bank of China which is applicable at the interest determination date.

(2)	The following clauses of (h) to (j) shall be added under item “Conditions Precedent” of the Original Letter:

(h)
The original of the Real Property Certificate (No. Shen Fang Di Zi 3000237275) of 8B, Building 1, Anboijing Park, Jingtian, Shennan Road which is owned by Hu Jiada and Peng Hengying shall be kept in the Bank;

(i)	The Letter of Undertakings (according to the template provided by the Bank) duly signed by Hu Jiada

(j)	The Letter of Undertakings (according to the template provided by the Bank) duly signed by Hu Jiada and Peng Hengying.

(3)	The following clause of “Penalty Interest for Appropriation”

Penalty Interest for Appropriation: Without prejudice to other rights of the Bank under this Letter, in case that the Borrower uses the loan for purpose other than stated in this Letter, the Borrower is liable to pay the penalty interest at 50% of the annual interest rate agreed in this Letter for the period from the date of appropriation to the date of repayment of the loan. The Borrower is also liable to pay the compound interest for any overdue penalty interest. In case that the penalty interest rate under this Letter is not applicable or should be adjusted due to adjustment by People’s Bank of China of the penalty interest rate, the Bank is entitled to adjust the penalty interest rate accordingly provided that the Bank shall inform the Borrower in advance.

Amendment to the Original Letter:

(1)	The item “Overdue Interest” of the Original Letter shall be amended as follows:

Overdue Interest: For loan in foreign currency, the Borrower is liable to pay the overdue interest for any amount unpaid on due date at the Bank’s then prevailing overdue interest rate for foreign currency, or is liable to pay over-limit interest rate for any amount exceeding the agreed credit limit at the Bank’s then prevailing over-limit interest rate for foreign currency. The overdue interest or over-limit interest may be compounded monthly or at such other intervals as determined by the Bank. In case of any overdue payment of the Borrower, the Bank is entitled to increase the interest rate on the entire amount outstanding in foreign currency under this Letter, without prejudice to other rights of the Bank.

For loan in RMB, the Borrower is liable to pay the overdue interest for any amount unpaid on due date at maximal overdue interest rate publicized and adjusted from time to time by People’s Bank of China (currently at 50% of the bank loan annual interest rate), or at 50% of the annual loan interest agreed in this Letter in the absence of the aforementioned overdue interest rate publicized by People’s Bank of China. The overdue interest may be compounded and is payable monthly. In case that the overdue interest rate under this Letter is not applicable or should be adjusted due to adjustment by People’s Bank of China of the overdue interest rate, the Bank is entitled to adjust the overdue interest rate accordingly.

(2)	The clause (e) under item “Undertakings” of the Original Letter shall be deleted.

Review fee: RMB 25,000 yuan
Stamp Duty: to be born entirely by Borrower (including the part payable by the Bank)

The banking facilities stated in this Letter is the restatement, elaboration, amendment and/or supplement of the original banking facilities. This Letter shall supersede the previous letter of bank facilities issued by the Bank on 16 June 2006 with reference No. P/S2254/00193/06.

The terms and conditions of the Original Letter shall remain valid except for the amendment and supplement under this Letter.

Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate copy of this Letter for the attention of Ms. Jenny Ji or Mr. Paul Hu.

We enclose a set of documents which should be completed and returned to us. If you have any queries, please contact Ms. Jenny Ji or Mr. Paul Wu at telephone number (755) 82691004 or 82691005.

We are pleased to be of your services.

Signed for and on behalf of
DBS Bank (Hong Kong) Limited Shenzhen Branch
(Corporate Seal)

Signed and accepted by:

Shenzhen Ritar Power Co., Ltd.
(Corporate Seal)
Authorized Representative:

By:	/s/Jiada Hu
Jiada Hu

The Guarantors agree to accept the terms of this Letter and agree with the abovementioned amendments and supplements. The Guaranty Agreement signed by the Guarantors on 25 November 2006 shall remain valid. The Guarantors hereby confirm that notwithstanding the Guaranty Agreement, the Guarantors agree with any assignment made by the Bank in accordance with item “Assignment” of this Letter provided that the Bank shall inform the Guarantors in advance in writing. Any reference to the Bank in the Guaranty Agreement shall include any successor or assignee to the Bank.

Guarantor:	/s/Jiada Hu
Jiada Hu

Guarantor:	/s/Henying Peng
Henying Peng